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                                                                                                                          Exhibit 99

                                                      TRW Inc. and Subsidiaries
                                                  Computation of Ratio of Earnings
                                                    to Fixed Charges - Unaudited

                                                   (In millions except ratio data)


                                                                               Years Ended December 31
                                 Nine Months Ended     --------------------------------------------------------------------------
                                September 30, 1999        1998           1997            1996             1995            1994
                                ------------------     ---------      ----------      ----------       ----------      ----------
Earnings from continuing
  operations before income
  taxes                               $434.7(A)        $746.1          $239.7(B)        $302.2(C)        $625.5          $435.5

Unconsolidated affiliates              (32.5)             1.0            (8.0)             1.4              1.3            (0.6)

Minority earnings                       14.6             10.5            20.2             11.5             10.8             7.7

Fixed charges excluding
  capitalized interest                 379.1            174.3           123.9            129.0            137.2           145.3
                                       -----            -----           -----            -----            -----           -----

Earnings                              $795.9           $931.9          $375.8           $444.1           $774.8          $587.9
                                      ------           ------          ------           ------           ------          ------

Fixed Charges:
Interest expense                      $334.1           $114.4           $75.4            $84.2            $94.7          $104.7

Capitalized interest                     3.0              4.7             4.5              3.5              5.1             6.6

Portion of rents representa-
  tive of interest factor               44.9             59.9            48.5             43.2             41.4            39.2

Interest expense of uncon-
  solidated affiliates                   0.0              0.0             0.0              1.6              1.1             1.4
                                         ---              ---             ---              ---              ---             ---

Total fixed charges                   $382.0           $179.0          $128.4           $132.5           $142.3          $151.9
                                      ------           ------           -----            -----           ------          ------

Ratio of earnings to fixed
  charges                                2.1x             5.2x            2.9x             3.4x             5.4x            3.9x
                                         ----             ----            ----             ----             ----            ----
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(A)    Earnings from continuing operations before income taxes for the nine months ended September 30, 1999 of $434.7 million, includes an $85.3 million earnings charge for purchased in-process research and development. See "Acquisitions" footnote in the Notes to Financial
       Statements.

(B) The 1997 earnings from continuing operations before income taxes of $239.7 million includes a $548 million earnings charge for purchased in-process research and development. See "Acquisitions" footnote in the Notes to Financial Statements of the Company's 1997 Annual Report to Shareholders.

(C) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses. See "Special Charges and Divestiture" footnote in the Notes to Financial Statements of the Company's 1996 Annual Report to Shareholders.